BRF S.A.
A Public Held Company
CNPJ 01.838.723/0001-27
NIRE 42.300.034.240
CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. (“Company”) (BM&FBovespa: BRFS3; NYSE: BRFS), in accordance with CVM Instruction No. 358, enacted on January 3rd, 2002, informs its shareholders and the market in general that, on the date hereof, through its controlled entity BRF Invicta Limited, it has signed a binding memorandum of understanding (“MOU”) with the shareholders of Universal Meats (UK) Ltd (“Universal”), which sets forth the terms and conditions for the acquisition of the entire issued share capital of Universal (“Transaction”).

Universal is a food distributor in the UK, focused on food service. Subject to the satisfaction of the conditions precedent set forth in the MOU, the parties will execute the definitive transaction documents providing for the acquisition of Universal for a consideration of GBP 34,000,000.00.

The Transaction is in line with the Company’s strategic plan of globalization, accessing local markets, strengthening the Company’s brands, distribution and expansion of its product portfolio around the globe.

São Paulo, December 1st, 2015

Augusto Ribeiro Júnior
Chief Financial and Investor Relations Officer